UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 9, 2009
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation or Organization)		Identification No.)
3721 Valley Centre Drive, Suite 400, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 9, 2009, Santarus, Inc. (“Santarus”) entered into a License Agreement (the “License Agreement”) with Norgine B.V. (“Norgine”), granting Norgine certain exclusive rights to develop, manufacture and commercialize prescription immediate-release omeprazole products in specified markets in Western, Central and Eastern Europe and in Israel (the “Territory”), as further described below.
     Under the License Agreement, Santarus granted Norgine exclusive rights to develop, manufacture and commercialize prescription immediate-release omeprazole products (“Licensed Products”) for sale in the Territory. Norgine is required to use commercially reasonable efforts to seek regulatory approval for, and to launch, market and sell Licensed Products in the Territory, either through its own organization and affiliates or through sublicensees, and is required to do so within specified time frames for “major” countries (France, Germany, Italy, Spain and the United Kingdom) and “non-major” countries, consisting of other western European countries, as well as central and eastern European countries and Israel, subject to certain exceptions. Norgine will be responsible for its costs associated with its activities related to the License Agreement.
     Under the License Agreement, Norgine will pay Santarus a $2.5 million upfront fee. Santarus will also be entitled to receive up to an additional $10 million in milestone payments upon the achievement of certain regulatory events, subject to reductions based on Norgine’s actual out-of-pocket costs directly related to its clinical, regulatory and reimbursement efforts for a “major” country, as defined under the License Agreement. Norgine will also pay Santarus tiered royalties ranging from the mid- to high-teens, subject to reduction in certain limited circumstances, on net sales of any products sold under the License Agreement. In turn, Santarus will be obligated to pay royalties to its licensor, the University of Missouri (the “University”), based on net sales of any Licensed Products sold by Norgine during the royalty term under Santarus’ license agreement with the University.
     Unless the License Agreement is terminated earlier, Norgine’s obligation to pay royalties under the License Agreement will continue on a country-by-country basis until the later of (1) the 15th anniversary of first commercial sale of Licensed Products in such country; and (2) expiration of the last “valid patent claim” (as defined in the License Agreement) that would be infringed by the sale of such Licensed Product (the “Initial Royalty Term”). Following expiration of the Initial Royalty Term, the parties may agree to extend the royalty term, terminate the License Agreement or negotiate in good faith a reduction of the applicable royalty rates.
     During the term of the License Agreement, Norgine has agreed not to develop, market or sell other proton pump inhibitor (“PPI”) products in the Territory. During the term of the License Agreement, Santarus has agreed not to market or sell other PPI products in the Territory. Santarus has also agreed to specified limitations on its ability to license over-the-counter versions of the Licensed Products in the Territory.
     The License Agreement will remain in effect as long as Norgine continues to sell Licensed Products in the Territory. Each party is entitled to terminate the License Agreement upon the other party’s uncured material breach or bankruptcy or insolvency, subject to certain cure and dispute resolution rights. In addition, Santarus may terminate the License Agreement in the event Norgine challenges the validity or enforceability of any licensed patent or trademark, and Norgine may terminate the License Agreement on 12 months’ prior written notice to Santarus at any time. Following termination, the rights associated with Licensed Products revert to Santarus.
     The foregoing description of the terms of the License Agreement is qualified in its entirety by reference to the provisions of the License Agreement, a copy of which is expected to be filed as an exhibit to Santarus’ next periodic report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.
Date: October 12, 2009	By:	/s/ Gerald T. Proehl
		Name:	Gerald T. Proehl
		Title:	President and Chief Executive Officer